Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL 2014

Company Announces Special Cash Dividend of $0.40 Per Share

HIGH POINT, N.C. (June 12, 2014) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the fourth quarter and fiscal year ended April 27, 2014.

Fiscal 2014 Full Year Highlights

■
Net sales were $287.2 million, up 6.8 percent from fiscal 2013, representing the fifth consecutive year of overall annual sales growth, with mattress fabrics segment sales up 4.3 percent, a record year, and upholstery fabrics segment sales up 10.2 percent over the prior year.

■	Pre-tax income was $19.0 million, compared with $20.3 million in fiscal 2013.

■
Adjusted net income (non-GAAP) was $15.7 million, or $1.26 per diluted share, compared with $17.4 million, or $1.40 per diluted share, for the prior year period.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 6).

■	Net income (GAAP) was $17.4 million, or $1.41 per diluted share, compared with net income of $18.3 million, or $1.47 per diluted share, last year.

■	Return on capital was 26 percent, compared with 29 percent in fiscal 2013.

■	Free cash flow was $13.8 million, after investing $7.2 million in working capital, capital expenditures and other items, compared with $13.1 million in fiscal 2013.

■
The company’s financial position remained strong with cash and cash equivalents and short term investments of $35.6 million and total debt of $5.0 million as of April 27, 2014, or a net cash position of $30.6 million, representing the highest level in the company’s history.  This compares to a net cash position of $21.7 million at the end of fiscal 2013.

Fiscal 2014 Fourth Quarter Highlights

■	Net sales were $74.0 million, up 5.2 percent, with mattress fabric sales up 6.9 percent and upholstery fabric sales up 2.8 percent, compared with the fourth quarter last year.

■	Pre-tax income was $4.1 million, compared with $5.9 million in the fourth quarter of fiscal 2013.

■	Adjusted net income (non-GAAP) was $3.4 million, or $0.27 per diluted share, for the current quarter, compared with $5.0 million, or $0.41 per diluted share, for the prior year period.

■	Net income (GAAP) was $2.7 million, or $0.22 per diluted share, compared with net income of $3.7 million, or $0.30 per diluted share, in the prior year period.

■	The company announced a special cash dividend of $0.40 per share and a quarterly cash dividend of $0.05 per share, both payable in July 2014.

■
The projection for first quarter fiscal 2015 is for overall sales to be in the range of 4 percent to 9 percent higher, compared with the previous year’s first quarter.  The first quarter of fiscal 2015 will be a 14-week period compared with 13 weeks in the first quarter of fiscal 2014.  Pre-tax income for the first quarter of fiscal 2015 is expected to be in the range of $4.8 million to $5.7 million.  Pre-tax income for the first quarter of fiscal 2014 was $5.5 million.

■	The company expects fiscal 2015 to be a good year for free cash flow.

CFI Announces Results for Fourth Quarter and Fiscal 2014

June 12, 2014

Overview

For the fourth quarter ended April 27, 2014, net sales were $74.0 million, a 5.2 percent increase compared with $70.4 million a year ago.  The company reported net income of $2.7 million, or $0.22 per diluted share, for the fourth quarter of fiscal 2014, compared with net income of $3.7 million, or $0.30 per diluted share, for the fourth quarter of fiscal 2013.

Given the volatility in the income tax area during fiscal 2014 and previous years, the company is reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries.  (A presentation of adjusted net income and a reconciliation to net income is set forth on page 6).  The company currently does not incur cash income tax expense in the U.S., nor does it expect to for a number of years, due to approximately $45.7 million in U.S. net operating loss carryforwards as of the end of fiscal 2014.  For the fourth quarter of fiscal 2014, adjusted net income was $3.4 million, or $0.27 per diluted share, compared with $5.0 million, or $0.41 per diluted share, for the fourth quarter of fiscal 2013.  On a pre-tax basis, the company reported income of $4.1 million compared with pre-tax income of $5.9 million for the fourth quarter of fiscal 2013.

Net sales for fiscal 2014 were $287.2 million, up 6.8 percent, compared with net sales of $268.8 million in fiscal 2013.  Net income for fiscal 2014 was $17.5 million, or $1.41 per diluted share, compared with $18.3 million, or $1.47 per diluted share, in fiscal 2013.    Adjusted net income for fiscal 2014 was $15.7 million, or $1.26 per diluted share, compared with $17.4 million, or $1.40 per diluted share, in fiscal 2013.  On a pre-tax basis, the company reported income of $19.0 million for fiscal 2014, compared with pre-tax income of $20.3 million in fiscal 2013.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “Culp had another solid performance in fiscal 2014 with higher annual sales in both businesses.  Notably, this is the fifth consecutive year of overall sales growth and a record year of annual sales for mattress fabrics. Throughout the year, we have continued to make outstanding progress with our strategic focus on design creativity and product innovation.  These efforts have been the key driver to our sales performance, with an increasing percentage of our sales coming from our latest product introductions.  Demand trends have been favorable, and our ability to sustain excellence in creating innovative fabrics season after season has been an important advantage for Culp in our fashion-driven business.

“Importantly, we achieved excellent free cash flow of $13.8 million in fiscal 2014.  As a result, we are pleased to announce today that our Board of Directors approved a special cash dividend of $0.40 per share, in line with our capital allocation strategy, as well as approved our regular quarterly cash dividend of $.0.05 per share.  This action reflects our commitment to delivering value to our shareholders.  At the same time, we have the financial strength to make strategic investments necessary to enhance and expand our production capabilities and take advantage of additional growth opportunities in fiscal 2015,” added Saxon.

Mattress Fabrics Segment

Mattress fabric sales for the fourth quarter were $43.7 million, up 6.9 percent compared with $40.8 million for the fourth quarter of fiscal 2013.  For fiscal 2014, mattress fabric sales were $160.7 million, a 4.3 percent increase compared with $154.0 million in fiscal 2013.

“Our mattress fabrics business had another solid sales performance in the fourth quarter of fiscal 2014, capping off another year of growth and record sales,” said Iv Culp, president of Culp’s mattress fabrics division.  “These results reflect the growing consumer demand for ‘better’ designed bedding products.  Culp is well positioned to meet this demand with a complete array of innovative fabrics and mattress covers across all leading categories.  With our extensive design capabilities and technical expertise, supported by a scalable manufacturing platform and reactive capacity, we have continued to expand our business with all the major players in the bedding industry.

“As previously announced, our operating profit and margins were affected by several factors during the fourth quarter of fiscal 2014.  The severe winter weather conditions experienced in many parts of the country affected our mattress fabrics locations with at least a week of lost production.  The interruption placed additional pressure on our operations to meet the ongoing sales demand.  During the quarter, we also had higher than expected demand for premium decorative knitted mattress fabrics, which stressed our production throughput and operating efficiencies.  In order to meet this growing demand and to improve our efficiency, we are increasing knitted fabric production at all of our facilities.  In addition, we are expanding our Stokesdale, North Carolina, building in order to increase and enhance our internal knit finishing capabilities and improve our production flow.  This first phase of the capacity expansion is anticipated to be completed by the end of December 2014.  The second phase, which will involve purchasing additional knit machines, is expected to be completed during the second half of fiscal 2015.  Our projected $9.5 million in capital expenditures for fiscal 2015 demonstrates Culp’s continued commitment to the future growth of our mattress fabrics business.

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CFI Announces Results for Fourth Quarter and Fiscal 2014

June 12, 2014

“We have also made continued progress in fiscal 2014 with respect to the development of Culp-Lava, our mattress cover operation,” added Culp.  “The demand for new mattress covers has been better than expected and we are pleased by the market response for this category.  While our margins in this business showed significant improvement compared with the fiscal third quarter, we experienced short-term production challenges due to inefficiencies caused by absorbing new product placements.

“Overall, the fundamentals of our mattress fabrics business are strong, and Culp has a solid competitive position as we continue to outpace the overall industry growth.  We are especially pleased with the favorable customer response to our exciting designs and new product introductions that meet today’s style trends.  We are excited about the opportunities ahead in fiscal 2015 to grow our business and to enhance Culp’s leadership position in the bedding industry,” Culp concluded.

Upholstery Fabrics Segment

Sales for this segment were $30.4 million for the fourth quarter, a 2.8 percent improvement compared with sales of $29.6 million in the fourth quarter of fiscal 2013.  For fiscal 2014, upholstery fabric sales were $126.5 million, up 10.2 percent compared with $114.8 million in fiscal 2013.

“Overall, we are very pleased with the improved sales and profitability for upholstery fabrics in fiscal 2014,” noted Saxon.  “These results are product driven, with favorable customer response to our outstanding designs and innovative fabrics.  Our 100 percent owned China platform provides significant manufacturing flexibility to produce a variety of product categories, and we have continued to leverage this capability to meet changing customer demand in line with the latest furniture style trends.  Sales of China produced fabrics accounted for approximately 92 percent of upholstery fabric sales in fiscal 2014.  This platform has also supported our ability to expand our global market presence and reach new customers.  We had a great showing at the recent April furniture market with very positive feedback from customers and strong placements.

“Our upholstery fabrics business has experienced continued growth throughout fiscal 2014,” added Saxon.  “However, as previously announced, our operating results for the fourth quarter were affected by a couple of factors.  We experienced very strong shipments in the third quarter, with a 20 percent year over year sales increase, as our customers anticipated the Chinese New Year holiday shutdown.  As a result, we had a much slower than expected start to the fourth quarter.  Adverse winter weather conditions in the U.S. also affected our operating results early in the quarter because of weak customer demand.  With respect to Culp Europe, we did not achieve the level of sales we had expected for the fourth quarter of fiscal 2014.  However, our sales trends and operating margins returned to normal levels, except for Culp Europe, later in the fourth quarter and have continued to show improvement.  We believe Culp is well positioned for continued growth in upholstery fabrics, especially as business conditions improve with a more stable housing market and higher consumer spending for home furnishings.

Balance Sheet and Free Cash Flow

“We are very pleased to end fiscal 2014 with a strong financial position,” added Saxon.  “The company generated $13.8 million in free cash flow in fiscal 2014, after investing $7.2 million primarily in working capital and capital expenditures.  During fiscal 2014, we used the free cash flow to build our net cash position by approximately $9.0 million, to pay dividends of $2.2 million, and to make a small acquisition that totaled $2.6 million.  Looking ahead to fiscal 2015, we expect a good year of free cash flow, with capital expenditures projected to be higher than normal and modest growth in working capital.

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CFI Announces Results for Fourth Quarter and Fiscal 2014

June 12, 2014

As of April 27, 2014, we reported $35.6 million in cash and cash equivalents and short-term investments.  Total debt at the end of fiscal 2014 was $5.0 million, which includes long-term debt plus current maturities of long-term debt and our line of credit.  Notably, our net cash position, or cash minus total debt, was $30.6 million at the end of the year compared with $21.7 million a year ago.  The $30.6 million is the highest net cash position in the company’s history.  Our next scheduled $2.2 million principal debt payment is due August 2014, with one remaining annual $2.2 million payment due August 2015.”

Dividends and Share Repurchases

Consistent with its capital allocation strategy, the company announced that its Board of Directors has approved the payment of a special cash dividend of $0.40 per share. In addition, the Board approved the payment of the company’s quarterly cash dividend of $0.05 per share.  Both of these payments will be made on July 15, 2014, to shareholders of record as of July 1, 2014.  Future dividend payments are subject to Board approval and may be adjusted at the Board’s discretion as business needs or market conditions change.

Following the end of the fourth quarter of fiscal 2014, the company purchased 22,101 shares of Culp common stock for approximately $380,000, pursuant to the $5.0 million share repurchase program authorized by the Board of Directors in February 2014.  The company did not repurchase any shares during fiscal 2014.

Saxon said, “The special dividend payment reflects our solid and consistent financial performance and strong free cash flow, along with the leadership position we have achieved in each of our businesses.  These actions reinforce our confidence in Culp’s future and our commitment to generating value for our shareholders through the payment of dividends and share repurchases.”

Outlook

Commenting on the outlook for the first quarter of fiscal 2015, Saxon remarked, “At this time, we expect overall sales to be up 4 percent to 9 percent as compared with the first quarter of fiscal 2014, which was a very strong first quarter of sales for both divisions.  The first quarter of fiscal 2015 will have one more week than the first quarter of the prior year, or 14 weeks compared with 13 weeks.

“We expect first quarter sales in our mattress fabrics business to be up 8 percent to 13 percent as compared with the same period a year ago.  Operating income in this segment is expected to approximate last year’s level, while margins are expected to be slightly lower as compared with the same period a year ago.

“In our upholstery fabrics business, we expect first quarter sales to be flat to slightly higher compared with the previous year’s first quarter results, which had exceptionally high sales.  We believe the upholstery fabric segment’s operating income and margins will be slightly down when compared with the same quarter of last year.

“Considering these factors, the company expects to report pre-tax income for the first fiscal quarter of 2015 in the range of $4.8 million to $5.7 million.  Pre-tax income for last year’s first quarter was $5.5 million.

“Based on our current budget, capital expenditures for fiscal 2015 are expected to be approximately $10 million, primarily related to expansion projects for mattress fabrics.  Additionally, the company expects a good year of free cash flow, even after an unusually high level of capital expenditures and modest growth in working capital.

In closing, Saxon remarked, “We are pleased with Culp’s performance in fiscal 2014 and our ability to drive sales and enhance our leadership position in a global marketplace.  Our consistent growth reflects our ability to meet changing customer demands and style trends with our creative designs and innovative fabrics.  We are building a strong economic moat in both businesses with our flexible and scalable global manufacturing platform, supported by design expertise, product innovation and outstanding customer service.  At the same time, we have maintained a solid financial position and generated strong free cash flow, allowing us to reward our shareholders with significant dividend payments and share repurchases.  Above all, we are committed to outstanding performance for our customers as a financially stable and trusted source for innovative fabrics.  We are excited about the opportunities before us as we look ahead to fiscal 2015 and beyond.”

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CFI Announces Results for Fourth Quarter and Fiscal 2014

June 12, 2014

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China and Poland.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward-looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, gross profit margins, operating income, capital expenditures, taxes, SG&A or other expenses, earnings, cash flow, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 12, 2013 for the fiscal year ended April 28, 2013.

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CFI Announces Results for Fourth Quarter and Fiscal 2014

June 12, 2014

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	April 27, 2014	April 28, 2013	April 27, 2014	April 28, 2013

Net sales	$74,043,000	$70,375,000	$287,162,000	$268,814,000
Income before income taxes	$4,120,000	$5,863,000	$19,043,000	$20,289,000
Net income	$2,740,000	$3,702,000	$17,447,000	$18,317,000
Net income per share:
Basic	$0.22	$0.31	$1.43	$1.50
Diluted	$0.22	$0.30	$1.41	$1.47

Adjusted net income	$3,395,000	$5,030,000	$15,691,000	$17,408,000
Adjusted net income per share
Basic	$0.28	$0.42	$1.29	$1.42
Diluted	$0.27	$0.41	$1.26	$1.40

Average shares outstanding:
Basic	12,188,000	12,102,000	12,177,000	12,235,000
Diluted	12,413,000	12,323,000	12,414,000	12,450,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended		Fiscal Year Ended
	April 27,	April 28,	April 27,	April 28,
	2014	2013	2014	2013
Income before income taxes	$4,120,000	$5,863,000	$19,043,000	$20,289,000
Adjusted income taxes (2)	$725,000	$833,000	$3,352,000	$2,881,000
Adjusted net income	$3,395,000	$5,030,000	$15,691,000	$17,408,000

(1)
Culp Inc. currently does not incur cash income tax expense in the U.S. due to its $45.7 million in net operating loss carryforwards. Adjusted net income is calculated using only estimated cash income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated cash income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 17.6% for fiscal 2014 and 14.2% for fiscal 2013.

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CFI Announces Results for Fourth Quarter and Fiscal 2014

June 12, 2014

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Twelve Months Ended April 27, 2014, and April 28, 2013
(Unaudited)
(Amounts in Thousands)

		TWELVE MONTHS ENDED
		Amounts
		April 27,	April 28,
		2014	2013

Consolidated Effective GAAP Income Tax Rate	(1)	8.4%	9.7%

Reduction of U.S. Valuation Allowance		-	59.7%

Undistributed earnings from foreign subsidiaries		26.3%	(34.6)%

Non-Cash U.S. Income Tax Expense		(17.1)%	(19.3)%

Non-Cash Foreign Income Tax Expense		-	(1.3)%

Consolidated Adjusted Effective Income Tax Rate	(2)	17.6%	14.2%

	THREE MONTHS ENDED
	As reported		April 27, 2014	As reported		April 28, 2013
	April 27,		Proforma Net	April 28,		Proforma Net
	2014	Adjustments	of Adjustments	2013	Adjustments	of Adjustments

Income before income taxes	$4,120	$-	$4,120	$5,863		$5,863

Income taxes (3)	1,380	$(655)	725	2,161	$(1,328)	833
Net income	$2,740	$655	$3,395	$3,702	$1,328	$5,030

Net income per share-basic	$0.22	$(0.05)	$0.28	$0.31	$(0.11)	$0.42
Net income per share-diluted	$0.22	$(0.05)	$0.27	$0.30	$(0.11)	$0.41
Average shares outstanding-basic	12,188	12,188	12,188	12,102	12,102	12,102
Average shares outstanding-diluted	12,413	12,413	12,413	12,323	12,323	12,323

	TWELVE MONTHS ENDED
	As reported		April 27, 2014	As reported		April 28, 2013
	April 27,		Proforma Net	April 28,		Proforma Net
	2014	Adjustments	of Adjustments	2013	Adjustments	of Adjustments

Income before income taxes	$19,043	$-	$19,043	$20,289	$-	$20,289

Income taxes (3)	1,596	$1,756	3,352	1,972	$909	2,881
Net income	$17,447	$(1,756)	$15,691	$18,317	$(909)	$17,408

Net income per share-basic	$1.43	$0.14	$1.29	$1.50	$0.07	$1.42
Net income per share-diluted	$1.41	$0.14	$1.26	$1.47	$0.07	$1.40
Average shares outstanding-basic	12,177	12,177	12,177	12,235	12,235	12,235
Average shares outstanding-diluted	12,414	12,414	12,414	12,450	12,450	12,450

(1) Calculated by dividing consolidated income tax expense by consolidated income before income taxes.

(2) Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3) Proforma income taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

Reconciliation of Free Cash Flow
For the Twelve Months Ended April 27, 2014, and April 28, 2013
(Unaudited)
(Amounts in thousands)

	FY 2014	FY 2013
Net cash provided by operating activities	$20,219	$17,075
Minus: Capital Expenditures	(5,258)	(4,400)
Add: Proceeds from the sale of equipment	407	-
Add: Proceeds from life insurance polices	-	716
Minus: Payments on life insurance policies	(30)	(19)
Add: Excess tax benefits related to stock-based compensation	143	76
Minus: Purchase of long-term investments	(765)	-
Effects of exchange rate changes on cash and cash equivalents	(875)	(381)

Free Cash Flow	$13,841	$13,067

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CFI Announces Results for Fourth Quarter and Fiscal 2014

June 12, 2014

Reconciliation of Return on Capital
For the Twelve Months Ended April 27, 2014, and April 28, 2013
(Unaudited)
(Amounts in thousands)
	Twelve Months Ended	Twelve Months Ended
	April 27, 2014	April 28, 2013

Consolidated Income from Operations	$20,249	$21,085
Average Capital Employed (2)	77,159	71,623

Return on Average Capital Employed (1)	26.2%	29.4%

Average Capital Employed

	April 27, 2014	January 26, 2014	October 27, 2013	July 28, 2013	April 28, 2013

Total assets	$160,935	$156,678	$156,242	$151,101	$144,706
Total liabilities	(49,191)	(47,235)	(54,727)	(52,516)	(49,123)

Subtotal	$111,744	$109,443	$101,515	$98,585	$95,583
Less:
Cash and cash equivalents	(29,303)	(23,293)	(24,267)	(21,423)	(23,530)
Short-term investments	(6,294)	(7,077)	(6,220)	(6,174)	(5,286)
Long-term investments	(765)	-	-	-	-
Income taxes receivable	(121)	-	-	(292)	(318)
Deferred income taxes - current	(6,230)	(7,503)	(7,745)	(7,747)	(7,709)
Deferred income taxes - non-current	(2,040)	(1,227)	(661)	(651)	(753)
Current maturities of long-term debt	2,200	2,200	2,200	2,200	2,200
Line of credit	586	573	585	560	561
Income taxes payable - current	442	130	304	320	285
Income taxes payable - long-term	3,962	3,953	4,141	4,176	4,191
Deferred income taxes - non-current	1,013	945	5,016	4,335	3,075
Long-term debt, less current maturities	2,200	2,200	2,200	4,400	4,400

Total Capital Employed	$77,394	$80,344	$77,068	$78,289	$72,699

Average Capital Employed (2)	$77,159

	April 28, 2013	January 27, 2013	October 28, 2012	July 29, 2012	April 29, 2012

Total assets	$144,706	$143,797	$142,443	$143,160	$144,716
Total liabilities	(49,123)	(51,831)	(47,055)	(51,329)	(55,716)

Subtotal	$95,583	$91,966	$95,388	$91,831	$89,000
Less:
Cash and cash equivalents	(23,530)	(19,489)	(23,464)	(21,889)	(25,023)
Short-term investments	(5,286)	(5,237)	(5,241)	(5,200)	(5,941)
Deferred income taxes - current	(7,709)	(4,098)	(4,470)	(2,337)	(2,467)
Income taxes receivable	(318)	-	-	-	-
Deferred income taxes - non-current	(753)	(4,172)	(4,738)	(2,715)	(3,205)
Current maturities of long-term debt	2,200	2,366	2,401	2,400	2,404
Line of credit	561	576	875	834	889
Income taxes payable - current	285	395	385	751	642
Income taxes payable - long-term	4,191	4,195	4,188	4,131	4,164
Deferred income taxes - non-current	3,075	856	856	705	705
Long-term debt, less current maturities	4,400	4,400	4,416	6,666	6,719

Total Capital Employed	$72,699	$71,758	$70,596	$75,177	$67,887

Average Capital Employed (2)	$71,623

Notes:

(1) Return on average capital employed represents operating income for fiscal 2014 and 2013 divided by average capital employed.
Average capital employed does not include cash and cash equivalents, short-term investments, long-term investments, long-term debt, including current maturities, current and noncurrent deferred tax assets and liabilities, and income taxes receivable and income taxes payable.

(2) Average capital employed used for the year ended April 27, 2014 was computed using the five quarterly periods ending April 27, 2014, January 26, 2014, October 27, 2013, July 28, 2013, and April 28, 2013.

Average capital employed used for the year ended April 28, 2013 was computed using the five quarterly periods ending April 28, 2013, January 27, 2013,October 28, 2012, July 29, 2012, and April 29, 2012.

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